Rogers & Wells
                        200 Park Avenue
                 New York, New York 10166-0153
                    Telephone (212) 878-8000
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                       Telex 234493 RKWUR






November 22, 1996


Merrill Lynch Corporate Bond Fund, Inc.
P.O. Box 9011
Princeton, New Jersey  08543-9011

      Re:   Merrill Lynch Corporate Bond Fund, Inc.
              File No. 2-62329

Ladies and Gentlemen:

             We have acted as counsel to Merrill Lynch Corporate Bond Fund, Inc. (the "Fund") in connection with the sale of 356,570,739 shares of its common stock, par value $0.10 per share (the "Common Stock"), pursuant to the Class A, Class B, Class C and Class D Distribution Agreements between the Fund and Merrill Lynch Funds Distributor, Inc. (the "Distribution Agreements"). You have asked us to furnish certain legal opinions in connection with the filing of a notice (the "Notice") under Rule 24f-2 of the Investment Company Act of 1940, as amended (the "Act").

             For purposes of the opinions expressed in this letter, we have examined the Fund's Articles of Incorporation, as amended through the date hereof, the Distribution Agreements and such other documents and questions of law as we have deemed necessary or advisable. As to relevant matters of fact, we have relied upon such documents as we deemed appropriate.

             Based on the foregoing, we are of the opinion that when (a) the 280,761,747 shares of the Fund's High Income Portfolio Common Stock referred to in paragraph 10 of the Notice,
(b) the 19,468,743 shares of the Fund's Intermediate Term Portfolio Common Stock referred to in paragraph 10 of the Notice and (c) the 56,340,249 shares of the Fund's Investment Grade Portfolio Common Stock referred to in paragraph 10 of the Notice were sold during the fiscal year ended September 30, 1996 pursuant to the Distribution Agreements relating to each such Portfolio in reliance upon registration pursuant to Rule 24f-2 of the Act and in accordance with the currently effective prospectus of the Fund, the shares referred to above were legally issued, fully paid and non-assessable.


                                    Very truly yours,





cc:   Ira Shapiro, Esq.